Exhibit 99.1
News
For Release
April 17, 2007
GMAC FINANCIAL SERVICES ANNOUNCES SENIOR LEADERSHIP CHANGES AT RESCAP
Paradis to Retire; Jones to succeed as ResCap CEO
Chapman to lead U.S. Residential Finance Group
MINNEAPOLIS — GMAC Financial Services (GMAC) today announced several senior executive changes at its real estate finance operations, Residential Capital, LLC (ResCap).
GMAC said today that ResCap’s Chief Executive Officer Bruce Paradis will retire on June 1, 2007, capping a 24-year career at GMAC. Prior to leading the formation of ResCap in May 2005, Paradis, 58, served as president and CEO of GMAC-RFC (now a part of GMAC ResCap) from 1994 to 2005. He first joined GMAC-RFC in 1983 as its vice president of marketing and held several leadership positions in sales, marketing, and operations before being appointed to CEO of ResCap.
“During his 24-year tenure with GMAC, Bruce has built one of the most respected real estate finance companies in the world,” said GMAC Chief Executive Officer Eric Feldstein. “Under his leadership, the company developed many innovative mortgage products and cultivated new markets in the real estate sector. Bruce also led the effort to export ResCap’s mortgage platform overseas where its profitable International Business Group has continued to thrive. We thank Bruce for his many years of distinguished service and wish him well in retirement.”
In retirement, Paradis plans to remain involved in the housing industry, including continuing to work with the Homeownership Preservation Foundation, which he helped establish, and Habitat for Humanity.
Paradis will be succeeded by Jim Jones, currently ResCap chief operating officer and president of its U.S. Residential Finance Group. In addition, Craig Chapman, previously chief executive officer of Aegis Mortgage Corporation, has joined GMAC ResCap as president of ResCap’s U.S. Residential Finance Group, effectively immediately, succeeding Jones in that capacity.
Jones, 58, an industry veteran with more than 30 years experience in the mortgage industry, joined ResCap in March 2007 to lead ResCap’s Residential Finance Group. Jones had previously served as CEO at Aegis Mortgage Corporation. He also served as president of banking and insurance, as well as head of consumer credit, at Bank of America, and previously worked in senior leadership positions at Wells Fargo and Citigroup.
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Chapman, 50, also is a financial services industry veteran with more than 25 years experience. Prior to his service at Aegis Mortgage, Chapman served as president of Washington Mutual’s Commercial division. Chapman also served as president of AMRESCO Residential Mortgage Corporation in Irvine, Calif., and spent 17 years with Household Finance Corporation, which included several international assignments.
“We are pleased to have Jim Jones ready to step up to the CEO role. In his short tenure at ResCap, he has already established a strong leadership record, and has won the respect and confidence of the ResCap team,” Feldstein said. “We are also pleased to welcome Craig Chapman to ResCap. Jim and Craig bring years of significant experience that will enhance our ability to compete in a very challenging mortgage marketplace while continuing to seek opportunities for growth.”
GMAC also announced today that Executive Vice President and Chief Financial Officer Sanjiv Khattri will continue to handle the additional responsibilities of ResCap CFO, which was announced in March.
“In this difficult and challenging housing market environment, maintaining a strong and experienced leadership team at ResCap is a priority, said Feldstein. “The top management team now in place — combined with the company’s geographic and product diversity — provides ResCap with an important competitive advantage over the long term.”
About GMAC Financial Services:
GMAC Financial Services (www.gmacfs.com) is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and commercial finance businesses. GMAC was established in 1919 and currently employs about 31,400 people worldwide. At Dec. 31, 2006, GMAC held more than $287 billion in assets and earned net income for 2006 of $2.1 billion on net revenue of $18.2 billion.
Residential Capital, LLC (www.rescapholdings.com) is a leading real estate finance company, focused primarily on the residential real estate market in the United States, Canada, Europe, Latin America and Australia. The company’s diversified businesses — GMAC-RFC, GMAC Mortgage, ditech.com, GMAC Real Estate, and Homecomings Financial — cover the spectrum of the U.S. residential finance industry, from origination and servicing of mortgage loans through their securitization in the secondary market. It also provides capital to other originators of mortgage loans, residential real estate developers, resort and timeshare developers and healthcare companies.
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Contacts:
Gina Proia
GMAC Financial Services
917-369-2364
Stephen Dupont
ResCap
952-857-6643